UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2013

OCZ TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-34650

Delaware	04-3651093
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6373 San Ignacio Avenue, San Jose, California 95119

(Address of principal executive offices, including zip code)

(408) 733-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2013, OCZ Technology Group, Inc. (the “Company”) announced the appointment of Rafael Torres as Chief Financial Officer (CFO) effective immediately. Torres, age 45, joins OCZ with over 15 years of experience as a senior leader in finance and over 10 years serving as CFO. Torres replaces Arthur Knapp, age 64, who is leaving the Company to begin his retirement.

Prior to joining OCZ, Torres served as CFO and Vice President of Finance for Capella Photonics, a privately-held firm selling optical switching subsystems from July 2009 to March 2013, where he successfully raised new capital and developed a financial infrastructure to support a fast-growing start-up. After fourteen years of working, Torres took a one-year break to travel and focus on his charity work from July 2008 to July 2009. Before joining Capella, Torres was the CFO and Vice President of Finance for Power Integrations (Nasdaq: POWI), a leader in high-voltage analog integrated circuits for power conversion from July 2006 to July 2008, where he led a financial turnaround that he successfully achieved. Prior to that, Torres was CFO and Vice President of Finance for PLX Technology (Nasdaq: PLXT), a global leader in PCI Express (PCIe) silicon and software connectivity solutions enabling emerging data center architectures from November 2000 to July 2006 and through his leadership, returned the company to profitability and significantly increased their cash position.

Pursuant to the offer letter, Mr. Torres’s initial annual base salary will be $300,000. Mr. Torres will be included in the OCZ Bonus Program with the target bonus of $175,000 and prorated as of March 25, 2013. Additionally, Mr. Torres will receive a signing bonus of $25,000 after 30 days of satisfactory employment. Mr. Torres was also granted an option to purchase 200,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of that stock on the date of the grant (the “Option”). The Options will vest 25% at the end of his first year of employment and 1/36th of the remaining balance each month thereafter for an additional 36 months, for a total vesting period of 48 months. Mr. Torres was also granted 50,000 Restricted Stock Units (“RSU”). The RSUs will vest 25% per year for four years. The Company will provide Mr. Torres $500,000 worth of life insurance and he is entitled to participate in the Company’s other employee benefit programs.

Copies of the offer letter and a press release issued in connection with Mr. Torres’s appointment are being filed with the Securities and Exchange Commission as Exhibits 10.1 and 99.1, respectively, to this Current Report on Form 8-K. This summary description of the offer letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter.

In connection with Arthur Knapp’s retirement, on March 22, 2013 Mr. Knapp and the Company amended the Separation Agreement and Release (the “Separation Agreement”), that extends Mr. Knapp’s employment and benefits now through December 31, 2013, with his bonus paid on December 31, 2013. Mr. Knapp may exercise any vested and unexpired stock options until December 31, 2014.

Item 9.01 Financial Statements and Exhibits.

10.1	Offer letter, dated March 22, 2013, between the Company and Rafael Torres

99.1	Press Release relating to the appointed of Rafael Torres as chief financial officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2013	OCZ TECHNOLOGY GROUP, INC.

	By:	/s/ Ralph Schmitt
	Name:	Ralph Schmitt
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Offer letter, dated March 22, 2013, between the Company and Rafael Torres

99.1	Press Release relating to the appointed of Rafael Torres as chief financial officer